Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AmericasBank Corp.

Towson, Maryland

As independent registered public accounting firm, we hereby consent to the incorporation of our report dated February 8, 2006, except for the subsequent event described in Note 3, as to which the date is March 13, 2006, on the consolidated financial statements of AmericasBank Corp. and Subsidiary (the Company) included in this Form 10-KSB into the Company’s previously filed registration statement on Form S-8, File No. 333-119373.

/s/ Rowles & Company, LLP

Baltimore, Maryland

March 13, 2006